Exhibit 99.1

Contact: Dennis Moore

J&J Snack Foods Corp.

856-532-6603

dmoore@jjsnack.com

FOR IMMEDIATE RELEASE

J&J Snack Foods Corp. Acquires

Hill & Valley Premium Bakery

Pennsauken, NJ, December 30, 2016 - J & J Snack Foods Corp. (NASDAQ-JJSF) announced today that it has acquired the stock of Hill & Valley Inc., a premium bakery located in Rock Island, IL. Hill & Valley, with sales of over $45 million annually, is a manufacturer of a variety of pre-baked cakes, cookies, pies, muffins and other desserts to retail in-store bakeries. Hill & Valley is the leading brand of Sugar Free and No Sugar Added pre-baked in-store bakery items. Additionally, Hill & Valley sustains strategic private labeling partnerships with retailers nationwide.

Jerry Law, J&J’s Senior Vice President, comments: “We are excited to add Hill & Valley to our team. This acquisition rounds out our in-store bakery offerings by expanding our capabilities and customer base, and provides us a newly constructed facility that has ample capacity for growth and a nimble production process. “

Doug Davidson, Hill & Valley’s president, who will be staying on with J&J, comments: “We at Hill & Valley are very excited to become part of the J&J family. J&J brings substantial resources to Hill & Valley on all levels that will continue to make us a valued added supplier to our customers and a company that brings solutions to the table.”

About J&J Snack Foods Corp.

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S, CALIFORNIA CHURROS and OREO Churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

*OREO and the OREO wafer design are registered trademarks of Mondelez International group, used under license.